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                                                                    Exhibit 99.2


ILLINOVA COMPLETES ILLINOIS POWER CUMULATIVE PREFERRED
STOCK TENDER OFFER AND CONSENT SOLICITATION

HOUSTON--March 27, 2002--Illinova Corporation, a wholly owned subsidiary of Dynegy Inc. (NYSE:DYN), completed its offer to purchase the following series of outstanding shares of cumulative preferred stock of Illinois Power Company (NYSE:IPC), Dynegy's transmission and distribution subsidiary:


     Series              CUSIP NO.        Shares      Percentage of
                                         Tendered    Series Tendered
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4.08% Cumulative
 Preferred Stock        452092-20-8       134,438        59.6151
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4.20% Cumulative
 Preferred Stock        452092-30-7        95,948        66.7418
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4.26% Cumulative
 Preferred Stock        452092-40-6        70,937        68.0255
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4.42% Cumulative
 Preferred Stock        452092-50-5        69,809        68.3129
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4.70% Cumulative
 Preferred Stock        452092-60-4       108,011        74.4031
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7.75% Cumulative
 Preferred Stock        452092-79-4       182,681        95.2630
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The offer expired at 5:00 p.m., New York City time, on Tuesday, March 26, 2002.
Illinova Corporation accepted all validly tendered shares. Payment for all validly tendered and accepted shares is expected to be made on or about March 28, 2002.

Illinois Power Company also completed its related consent solicitation to amend IPC's articles of incorporation. Under the terms of the consent solicitation, all holders of record as of February 20, 2002 who validly consented to the proposed amendment will receive the special cash payment of $1.00 per share. Payment for all validly consented shares is expected to be made on or about March 28, 2002.

Merrill Lynch & Co. acted as the dealer manager for the tender offer and the solicitation agent for the consent solicitation.


----------------
CONTACT:
     Dynegy Inc., Houston
     Media:
     John Sousa, Steve Stengel or Claudia Morlan, 713/767-5800 or
     Analysts:
     Arthur Shannon or Katie Pipkin, 713/507-6466